                                     EXHIBIT 2.1

                                                                       Final






                             AGREEMENT AND PLAN OF MERGER

                                    By and Between

                                     PALFED, INC.

                                         and

                            REGIONS FINANCIAL CORPORATION

                            Dated as of September 23, 1997

                                  TABLE OF CONTENTS
                                                                        Page
                                                                        -----
Parties                                                                    1

Preamble                                                                   1

ARTICLE ONE - TRANSACTIONS AND TERMS OF MERGER                             2

    1.1    Merger                                                          2
    1.2    Time and Place of Closing                                       2
    1.3    Effective Time                                                  2
    1.4    Execution of Stock Option Agreement and Support Agreements      2

ARTICLE TWO - TERMS OF MERGER                                              3

    2.1    Certificate of Incorporation                                    3
    2.2    Bylaws                                                          3
    2.3    Directors and Officers                                          3

ARTICLE THREE - MANNER OF CONVERTING SHARES                                3

    3.1    Conversion of Shares                                            3
    3.2    Anti-Dilution Provisions                                        3
    3.3    Shares Held by PALFED or Regions                                4
    3.4         Dissenting Stockholders                                    4
    3.5    Fractional Shares                                               4
    3.6    Conversion of Stock Options; Restricted Stock                   4

ARTICLE FOUR - EXCHANGE OF SHARES                                          5

    4.1    Exchange Procedures                                             5
    4.2    Rights of Former PALFED Stockholders                            6

ARTICLE FIVE - REPRESENTATIONS AND WARRANTIES OF PALFED                    6

    5.1    Organization, Standing, and Power                               6
    5.2    Authority; No Breach By Agreement                               7
    5.3    Capital Stock                                                   7
    5.4    PALFED Subsidiaries                                             8
    5.5    Financial Statements                                            9
    5.6    Absence of Undisclosed Liabilities                              9
    5.7    Absence of Certain Changes or Events                            9
    5.8    Tax Matters                                                     9
    5.9    Assets                                                         11
    5.10   Environmental Matters                                          11
    5.11   Compliance With Laws                                           12
    5.12   Labor Relations                                                13
    5.13   Employee Benefit Plans                                         13
    5.14   Material Contracts                                             15
    5.15   Legal Proceedings                                              15

                                                                        Page
                                                                        -----

    5.16   Statements True and Correct                                    16
    5.17   Tax, Accounting, and Regulatory Matters                        16
    5.18   State Takeover Laws                                            16
    5.19   Articles of Incorporation Provisions                           17
    5.20   Support Agreements                                             17
    5.21   Derivatives Contracts                                          17
    5.22   Year 2000                                                      17

ARTICLE SIX - REPRESENTATIONS AND WARRANTIES OF REGIONS                   17

    6.1    Organization, Standing, and Power                              17
    6.2    Authority; No Breach By Agreement                              18
    6.3    Capital Stock                                                  18
    6.4    SEC Filings; Financial Statements                              19
    6.5    Absence of Undisclosed Liabilities                             19
    6.6    Absence of Certain Changes or Events                           19
    6.7    Compliance With Laws                                           19
    6.8    Legal Proceedings                                              20
    6.9    Statements True and Correct                                    20
    6.10   Tax, Accounting, and Regulatory Matters                        21

ARTICLE SEVEN - CONDUCT OF BUSINESS PENDING CONSUMMATION                  21

    7.1    Covenants of Both Parties                                      21
    7.2    Covenants of PALFED                                            21
    7.3    Covenants of Regions                                           23
    7.4    Adverse Changes in Condition                                   24
    7.5    Reports                                                        24

ARTICLE EIGHT - ADDITIONAL AGREEMENTS                                     24

    8.1    Registration Statement; Proxy Statement; Stockholder Approval  24
    8.2    Nasdaq/NMS Listing                                             25
    8.3    Applications                                                   25
    8.4    Agreement as to Efforts to Consummate                          25
    8.5    Investigation and Confidentiality                              25
    8.6    Press Releases                                                 26
    8.7    Certain Actions                                                26
    8.8    Tax Matters                                                    26
    8.9    Agreement of Affiliates                                        27
    8.10   Employee Benefits and Contracts                                27
    8.11   Indemnification                                                28
    8.12   State Takeover Laws                                            28
    8.13   Articles of Incorporation Provisions                           28

                                                                        Page
                                                                        -----

ARTICLE NINE - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE          29

    9.1    Conditions to Obligations of Each Party                        29
    9.2    Conditions to Obligations of Regions                           30
    9.3    Conditions to Obligations of PALFED                            31

ARTICLE TEN - TERMINATION                                                 32

    10.1   Termination                                                    32
    10.2   Effect of Termination                                          34
    10.3   Non-Survival of Representations and Covenants                  34

ARTICLE ELEVEN - MISCELLANEOUS                                            34

    11.1   Definitions                                                    34
    11.2   Expenses                                                       41
    11.3   Brokers and Finders                                            42
    11.4   Entire Agreement                                               42
    11.5   Amendments                                                     42
    11.6   Waivers                                                        42
    11.7   Assignment                                                     43
    11.8   Notices                                                        43
    11.9   Governing Law                                                  43
    11.10  Counterparts                                                   44
    11.11  Captions                                                       44
    11.12  Severability                                                   44

Signatures                                                                45

                               LIST OF EXHIBITS

EXHIBIT NUMBER      DESCRIPTION
--------------      -----------
      1.            Form of Stock Option Agreement. (Section 1.4).

      2.            Form of Support Agreement. (Section 1.4).

      3.            Form of agreement of affiliates of PALFED. (Section 8.9).

      4.            Form of Claims Letter. (Section 9.2).

      5.            Form of Opinion Letter of PALFED's Counsel. (Section 9.2).

      6.            Form of Opinion Letter of Regions' Counsel. (Section 9.3).

                             AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 23, 1997, by and between PALFED, INC. ("PALFED"), a corporation organized and existing under the laws of the State of South Carolina, with its principal office located in Aiken, South Carolina, and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                       Preamble

         The Boards of Directors of PALFED and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of PALFED by Regions pursuant to the merger of PALFED into and with Regions. At the effective time of such merger, the outstanding shares of the capital stock of PALFED shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of PALFED shall become stockholders of Regions and each of the subsidiaries of PALFED shall continue to conduct its business and operations as a wholly-owned subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of PALFED, the Board of Governors of the Federal Reserve System, and other applicable federal and state regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a "pooling of interests."

         As a condition and inducement to Regions' willingness to consummate the transactions contemplated by this Agreement, prior to the execution of this Agreement, PALFED and Regions are entering into a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1 and each of PALFED's directors will execute and deliver to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 2.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                     ARTICLE ONE
                           TRANSACTIONS AND TERMS OF MERGER

         0.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, PALFED shall be merged into and with Regions in accordance with the provisions of Sections 33-11-101, 33-11-103 and 33-11-105 of the SCBCA and with the effect provided in Section 33-11-106 of the SCBCA and of Section 258 of the DGCL and with the effect provided in
Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of PALFED and Regions.

         1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Regions, or such other place as may be mutually agreed upon by the Parties.

         1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the South Carolina Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of South Carolina and the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the fifth business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of PALFED approve this Agreement to the extent such approval is required by applicable Law; or such later date within 30 days thereof as may be specified by Regions, provided that Regions may not delay the Effective Time pursuant to the immediately preceding clause if such delay would cause the record date for payment of the quarterly dividend to holders of Regions Common Stock for the quarter in which the Effective Time occurs to occur prior to the Effective Time that, absent such delay, would have occurred subsequent to the Effective Time.

         1.4 Execution of Stock Option Agreement and Support Agreements. Immediately after the execution of this Agreement by the Parties and as a condition hereto, PALFED is executing and delivering to Regions a stock option agreement (the "Stock Option Agreement"), in substantially the form of
Exhibit 1 to this Agreement, pursuant to which PALFED is granting to Regions an option to purchase shares of PALFED Common Stock and (ii) each of the directors of PALFED is executing and delivering to Regions a support agreement (the "Support Agreement") in substantially the form of Exhibit 2 to this Agreement.

                                     ARTICLE TWO
                                   TERMS OF MERGER

         0.2    Certificate of Incorporation.  The Certificate of
Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

         0.3 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

         0.4 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE THREE
                             MANNER OF CONVERTING SHARES

         0.5    Conversion of Shares.  Subject to the provisions of this
Article 0, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                (b) Each share of PALFED Common Stock (excluding shares held by PALFED or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 0.70 of a share of Regions Common Stock, subject to adjustment as provided in Section 10.1(g) of this Agreement (the "Exchange Ratio").

         0.6 Anti-Dilution Provisions. In the event PALFED changes the number of shares of PALFED Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         0.7 Shares Held by PALFED or Regions. Each of the shares of PALFED Common Stock held by any PALFED Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Dissenting Stockholders. Any holder of shares of PALFED Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Sections 33-13-101 et seq. of the SCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the SCBCA and surrendered to PALFED the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of PALFED fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of PALFED Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of PALFED Common Stock held by such holder. PALFED will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to PALFED.

         0.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of PALFED Common Stock exchanged pursuant to the Merger, or of options to purchase shares of PALFED Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

         0.6    Conversion of Stock Options; Restricted Stock.

                (a) At the Effective Time, all rights with respect to PALFED Common Stock pursuant to stock options or stock appreciation rights ("PALFED Options") granted by PALFED under the PALFED Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each PALFED Option, in accordance with the terms of the PALFED

Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each PALFED Option assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (ii) the number of shares of Regions Common Stock subject to such PALFED Option shall be equal to the number of shares of PALFED Common Stock subject to such PALFED Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such PALFED Option shall be adjusted by dividing the per share exercise price under each such PALFED Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." PALFED agrees to take all necessary steps to effectuate the foregoing provisions of this
Section 0.6.

                (b) All restrictions or limitations on transfer with respect to PALFED Common Stock awarded under the PALFED Stock Plans or any other plan, program, or arrangement of any PALFED Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 0.5 of this Agreement.

                                     ARTICLE FOUR
                                  EXCHANGE OF SHARES

         4.1 Exchange Procedures. Promptly after the Effective Time, Regions shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of PALFED appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of PALFED Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of PALFED Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of PALFED Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of PALFED Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of PALFED Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of PALFED Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, PALFED, nor the Exchange Agent shall be liable to a holder of PALFED Common

Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former PALFED Stockholders. At the Effective Time, the stock transfer books of PALFED shall be closed as to holders of PALFED Common Stock immediately prior to the Effective Time, and no transfer of PALFED Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of PALFED Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of PALFED shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of PALFED Common Stock are converted, regardless of whether such holders have exchanged their certificates representing PALFED Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of PALFED Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section
4.1 of this Agreement. However, upon surrender of such PALFED Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                     ARTICLE FIVE
                       REPRESENTATIONS AND WARRANTIES OF PALFED

         Except as disclosed in the PALFED Disclosure Memorandum, PALFED hereby represents and warrants to Regions as follows:

         5.1 Organization, Standing, and Power. PALFED is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. PALFED is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED.

         5.2    Authority; No Breach by Agreement.

                (a) PALFED has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of PALFED Common Stock. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action in respect thereof on the part of PALFED, subject to the approval of this Agreement by the holders of two-thirds of the issued and outstanding shares of PALFED Common Stock. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of PALFED, enforceable against PALFED in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                (b) Neither the execution and delivery of this Agreement by PALFED, nor the consummation by PALFED of the transactions contemplated hereby, nor compliance by PALFED with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PALFED's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PALFED Company under, any Contract or Permit of any PALFED Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any PALFED Company or any of their respective Assets.

                (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by PALFED of the Merger and the other transactions contemplated in this Agreement.

         5.3    Capital Stock.

                (a)     The authorized capital stock of PALFED consists of
(i) 10,000,000 shares of PALFED Common Stock, of which 5,293,201 shares are issued and outstanding as of the date of this Agreement and not more than 5,612,221 shares will be issued and outstanding at the

Effective Time, assuming the exercise of outstanding options, and (ii) 5,000,000 shares of PALFED Preferred Stock of which no shares are issued and outstanding and of which none shall be issued and outstanding at the Effective Time. All of the issued and outstanding shares of PALFED Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of PALFED Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of PALFED. PALFED has reserved 1,162,500 shares of PALFED Common Stock for issuance under the PALFED Stock Plans, pursuant to which options to purchase not more than 319,020 shares of PALFED Common Stock are outstanding as of the date of this Agreement.

                (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of PALFED outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PALFED or contracts, commitments, understandings, or arrangements by which PALFED is or may be bound to issue additional shares of PALFED capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

         5.4 PALFED Subsidiaries. PALFED has disclosed in Section 5.4 of the PALFED Disclosure Memorandum all of the PALFED Subsidiaries as of the date of this Agreement. PALFED or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each PALFED Subsidiary. No equity securities of any PALFED Subsidiary are or may become required to be issued (other than to a PALFED Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any PALFED Subsidiary is bound to issue (other than to a PALFED Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any PALFED Company is or may be bound to transfer any shares of the capital stock of any PALFED Subsidiary (other than to a PALFED Company). There are no Contracts relating to the rights of any PALFED Company to vote or to dispose of any shares of the capital stock of any PALFED Subsidiary. All of the shares of capital stock of each PALFED Subsidiary held by a PALFED Company are duly authorized, validly issued, and fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the PALFED Company free and clear of any Lien. Each PALFED Subsidiary is either a bank, a savings association or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is chartered or incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each PALFED Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED. The only PALFED Subsidiary that is a depository institution is Palmetto Federal. Palmetto Federal is an

"insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by or the Savings Association Insurance Fund.

         5.5 Financial Statements. PALFED has disclosed in Section 5.5 of the PALFED Disclosure Memorandum, and has delivered to Regions copies of, all PALFED Financial Statements prepared for periods ended prior to the date hereof and will deliver to Regions copies of all PALFED Financial Statements prepared subsequent to the date hereof. The PALFED Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the PALFED Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the PALFED Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the PALFED Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or are not expected to be Material in amount or effect).

         5.6 Absence of Undisclosed Liabilities. To the Knowledge of PALFED, no PALFED Company has any Material Liabilities that are reasonably likely to have, individually or in the aggregate a Material Adverse Effect on PALFED, except Liabilities which are accrued or reserved against in the consolidated balance sheets of PALFED as of June 30, 1997 included in the PALFED Financial Statements or reflected in the notes thereto. No PALFED Company has incurred or paid any Liability since June 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate a Material Adverse Effect on PALFED.

         5.7 Absence of Certain Changes or Events. Since June 30, 1997, except as disclosed in the PALFED Financial Statements, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED, and (ii) the PALFED Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of PALFED provided in Article Seven of this Agreement.

         5.8    Tax Matters.

                (a) All Tax returns required to be filed by or on behalf of any of the PALFED Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, to the Knowledge of PALFED, and all returns filed are complete and accurate to the Knowledge of PALFED. All

Taxes shown on filed returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on PALFED, except to the extent reserved against in the PALFED Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                (b) None of the PALFED Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable Taxing authorities) that is currently in effect.

                (c) Adequate provision for any Taxes due or to become due for any of the PALFED Companies for the period or periods through and including the date of the respective PALFED Financial Statements has been made and is reflected on such PALFED Financial Statements.

                (d) Each of the PALFED Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED.

                (e) None of the PALFED Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                (f) There are no Liens with respect to Taxes upon any of the assets of the PALFED Companies.

                (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the PALFED Companies that occurred during or after any taxable period in which the PALFED Companies incurred a net operating loss that carries over to any taxable period ending after December 31, 1996.

                (h) No PALFED Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

                (i) All Material elections with respect to Taxes affecting the PALFED Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.8 of the PALFED Disclosure Memorandum. After the date hereof, no election with respect to Taxes will be made without the prior written consent of Regions, which consent will not be unreasonably withheld.

                (j) No PALFED Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

         5.9 Assets. Except as disclosed or reserved against in the PALFED Financial Statements, the PALFED Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets that are material to the business of the PALFED Companies. All Material tangible properties used in the businesses of the PALFED Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PALFED's past practices. All Assets which are material to the business of the PALFED Companies, which are held under leases or subleases by any of the PALFED Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

         5.10   Environmental Matters.

                (a) To the Knowledge of PALFED, each PALFED Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED.

                (b) There is no Litigation pending or to the Knowledge of PALFED threatened before any court, governmental agency, or authority, or other forum in which any PALFED Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any PALFED Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED.

                (c) There is no Litigation pending or to the Knowledge of PALFED threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or PALFED in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED.

                (d) To the Knowledge of PALFED, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED.

                (e) To the Knowledge of PALFED, during the period of (i) any PALFED Company's ownership or operation of any of their respective current properties, (ii) any PALFED Company's participation in the management of any Participation Facility, or, (iii) any PALFED Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED. Prior to the period of (i) any PALFED Company's ownership or operation of any of their respective current properties, (ii) any PALFED Company's participation in the management of any Participation Facility, or (iii) any PALFED Company's holding of a security interest in a Loan Property, to the Knowledge of PALFED, there were no releases of Hazardous Material or oil in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED.

         5.11 Compliance With Laws. PALFED is duly registered as a savings and loan holding company under the HOLA. Each PALFED Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED, and there has occurred no Default under any such Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED.
Except as disclosed in Section 5.11 of the PALFED Disclosure Memorandum, none of the PALFED Companies:

                (a) is in violation of any Material Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED; and

                (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any PALFED Company is not in compliance with any of the Material Laws or Material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED; (ii) threatening to revoke any Material Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED; or
(iii) requiring any PALFED Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, or the capital adequacy of Palmetto Federal, its credit or reserve policies, its management, or the payment of dividends.

         5.12 Labor Relations. No PALFED Company is the subject of any Litigation asserting that it or any other PALFED Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other PALFED Company to bargain with any labor organization as to wages or conditions of employment, nor is any PALFED Company a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any PALFED Company, pending or threatened, or to its Knowledge, is there any activity involving any PALFED Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         5.13   Employee Benefit Plans.

                (a) PALFED has disclosed in Section 5.13 of the PALFED Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by any PALFED Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "PALFED Benefit Plans"). Any of the PALFED Benefit Plans which is an "employee welfare benefit plan," as that term is defined in
Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "PALFED ERISA Plan." Any PALFED ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "PALFED Pension Plan." On or after September 26, 1980, neither PALFED nor any PALFED Company has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). The only "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any PALFED Company that was intended to qualify under Section 401(a) of the Internal Revenue Code, are the PALFED, Inc. Employee Savings and Stock Ownership Plan and the PALFED, Inc. Pension Plan.

                (b) PALFED has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such PALFED Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such PALFED Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1991, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any PALFED Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

                (c) All PALFED Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED. Each PALFED ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and PALFED is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Each trust created under any PALFED ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and PALFED is not aware of any circumstance which will or could result in revocation of such exemption. With respect to each PALFED Benefit Plan to the Knowledge of PALFED, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There is no Material pending or, to the Knowledge of PALFED, threatened Litigation relating to any PALFED ERISA Plan. No PALFED Company has engaged in a transaction with respect to any PALFED Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any PALFED Company to a Material tax or penalty imposed by either
Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED.

                (d) No PALFED Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any PALFED Pension Plan, (ii) no change in the actuarial assumptions with respect to any PALFED Pension Plan, and (iii) no increase in benefits under any PALFED Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED or materially adversely affect the funding status of any such plan. Neither any PALFED Pension Plan nor any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any PALFED Company, or the single-employer plan of any entity which is considered one employer with PALFED under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No PALFED Company has provided, or is required to provide, security to a PALFED Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Code.

                (e) No liability under Title IV of ERISA has been or is expected to be incurred by any PALFED Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any ERISA Affiliate.

                (f) No PALFED Company has any obligations for retiree health and retiree life benefits under any of the PALFED Benefit Plans.

                (g) Except as set forth in Section 5.13(g) of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any PALFED Company from any PALFED Company under any PALFED Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any PALFED Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                (h) No oral or written representation or communication with respect to any aspect of the PALFED Benefit Plans has been made to employees of any of the PALFED Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. All PALFED Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the PALFED Benefit Plans are correct and complete and there have been no changes in the information set forth therein.

         5.14 Material Contracts. Except as disclosed in Section 5.14 of the PALFED Disclosure Memorandum, none of the PALFED Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000,
(ii) any Contract relating to the borrowing of money by any PALFED Company or the guarantee by any PALFED Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among PALFED Companies; and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by PALFED with the Securities and Exchange Commission (the "SEC") as of the date of this Agreement if PALFED were required to file a Form 10-K with the SEC (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "PALFED Contracts"). None of the PALFED Companies is in Default under any PALFED Contract which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on PALFED.

         5.15 Legal Proceedings. Except to the extent specifically reserved against in the PALFED Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of PALFED, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any PALFED Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any PALFED Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PALFED. Section 5.15 of the PALFED Disclosure Memorandum provides a list of all Litigation in which a PALFED company is a named defendant.

         5.16 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any PALFED Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PALFED Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any PALFED Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to PALFED's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a PALFED Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of PALFED, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any PALFED Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

         5.17 Tax, Accounting, and Regulatory Matters. No PALFED Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to
(i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this

Agreement. To the Knowledge of PALFED, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

         5.18 State Takeover Laws. Each PALFED Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of South Carolina (collectively, "Takeover Laws"), including those laws contained within Title 35, Article 2 of the South Carolina Code.

         5.19 Articles of Incorporation Provisions. Each PALFED Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person (other than a Regions Company) under the Articles of Incorporation, Bylaws, or other governing instruments of any PALFED Company or restrict or impair the ability of Regions to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any PALFED Company that may be acquired or controlled by it.

         5.20 Support Agreements. Each of the directors of PALFED has executed and delivered to Regions an agreement in substantially the form of
Exhibit 2 to this Agreement.

         5.21 Derivatives Contracts. Neither PALFED nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

         5.22 Year 2000. Except as disclosed in Section 5.22 of the PALFED Disclosure Memorandum, to the Knowledge of PALFED, all computer software necessary for the conduct of its business (the "Software") is designed to be used prior to, during, and after the calendar year 2000 A.D., and that the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. PALFED further represents and warrants that the Software accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.


                                     ARTICLE SIX
                      REPRESENTATIONS AND WARRANTIES OF REGIONS

         Regions hereby represents and warrants to PALFED as follows:

         6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

         6.2    Authority; No Breach by Agreement.

                (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Assets.

                (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

         6.3 Capital Stock. The authorized capital stock of Regions consists as of the date of this Agreement, of 240,000,000 shares of Regions Common Stock, of which 136,722,928 shares were issued and outstanding as of June 30, 1997. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of PALFED Common Stock upon consummation of the

Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of PALFED Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

         6.4    SEC Filings; Financial Statements.

                (a) Regions has filed all forms, reports, and documents required to be filed by Regions with the SEC since December 31, 1994, other than registration statements on Forms S-4 and S-8 (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading.

                (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

         6.5 Absence of Undisclosed Liabilities. No Regions Company has any Material Liabilities, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of June 30, 1997 included in the Regions Financial Statements or reflected in the notes thereto. No Regions Company has incurred or paid any Liability since June 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

         6.6 Absence of Certain Changes or Events. Since June 30, 1997, except as disclosed in the Regions Financial Statements filed with the SEC after such date and prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

         6.7 Compliance With Laws. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

                (a) is in violation of any Material Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

                (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Material Laws or Material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; or
(iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         6.8 Legal Proceedings. Except to the extent specifically reserved against in the Regions Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

         6.9 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any Regions Company or any Affiliate thereof to PALFED pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to PALFED's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of PALFED, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

         6.10 Tax, Accounting, and Regulatory Matters. No Regions Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to
(i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Regions, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).


                                    ARTICLE SEVEN
                       CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organizations and Assets and maintain its rights and franchises, and (iii) take no action which would materially adversely affect the ability of any Party to (a) obtain any Consents required for the transactions contemplated hereby, or (b) perform its covenants and agreements under this Agreement in all Material respects and to consummate the Merger; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

         7.2 Covenants of PALFED. Except as specifically contemplated or permitted by this Agreement or as disclosed in the PALFED Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, PALFED covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of a duly authorized officer of Regions, which consent shall not be unreasonably withheld:

                (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any PALFED Company; or

                (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a PALFED Company to another PALFED Company) in excess of an aggregate of $500,000 (for the PALFED Companies on a consolidated basis) except in the ordinary course of the business of PALFED Companies consistent with past practices (which shall include, for PALFED, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by any PALFED Company of any Lien or permit any such Lien to exist; or

                (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any PALFED Company, or declare or pay any dividend or make any other distribution in respect of any PALFED Common Stock; provided that PALFED may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular cash dividends on the PALFED Common Stock at a rate not in excess of $.03 (for the fourth quarter of 1997) and $.04 (for any quarter thereafter), and in accordance with PALFED's most recent past practices for cash dividends as disclosed in
Section 7.2(c) of the PALFED Disclosure Memorandum, provided that any dividend declared or payable on the shares of PALFED Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by Regions and PALFED, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of Regions Common Stock is before the Effective Time; or

                (d) except pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PALFED Common Stock or any other capital stock of any PALFED Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                (e) adjust, split, combine, or reclassify any capital stock of any PALFED Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of PALFED Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any PALFED Subsidiary (unless any such shares of stock are sold or otherwise transferred to another PALFED Company) or any Assets having in the aggregate a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                (f) acquire direct or indirect control over, or invest in equity securities of, any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by PALFED in its fiduciary capacity; or

                (g) grant any increase in compensation or benefits to the employees or officers of any PALFED Company except as disclosed in Section 7.2(g) of the PALFED Disclosure Memorandum or as required by Law; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement and disclosed in Section 7.2(g) of the PALFED Disclosure Memorandum; enter into or amend any severance agreements with officers of any PALFED Company except as disclosed in Section 7.2(g) of the PALFED Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of any PALFED Company; or

                (h) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                (i) enter into or amend any employment Contract between any PALFED Company and any Person (unless such amendment is required by Law) that the PALFED Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                (j) except as disclosed in Section 7.2 of the PALFED Disclosure Memorandum, adopt any new employee benefit plan or program of any PALFED Company or make any Material change in or to any existing employee benefit plans or programs of any PALFED Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                (k) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or GAAP; or

                (l) commence or settle any Litigation other than in accordance with past practice; provided that, except to the extent specifically reserved against in the PALFED Financial Statements dated prior to the date of this Agreement, no PALFED Company shall settle any Litigation involving any Liability of any PALFED Company for money damages in excess of $500,000 or restrictions upon the operations of any PALFED Company; or

                (m) except in the ordinary course of business, enter into or terminate any Material Contract or make any change in any Material lease or Contract.

         7.3 Covenants of Regions. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that: (i) it will not, without the prior written consent of a duly authorized officer of PALFED amend the Certificate of Incorporation or Bylaws of Regions, in each case, in any manner which is adverse to, and discriminates against, the holders of PALFED Common Stock; and (ii) it will continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Regions Common Stock and the business prospects to Regions.

         7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which is reasonably likely to cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and each Party shall deliver to the other Party copies of all such reports filed by such Party promptly after the same are filed. If financial statements are contained in any such reports filed with appropriate Regulatory Authorities, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC, will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                    ARTICLE EIGHT
                                ADDITIONAL AGREEMENTS

         8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after the execution of this Agreement, Regions shall file the Registration Statement with the SEC, provided PALFED has provided, on a reasonably timely basis, all information concerning PALFED necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under other applicable securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. PALFED shall promptly furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. PALFED shall call a Stockholders' Meeting, to be held within forty-five (45) days after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement and
(ii) such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) PALFED shall mail the Proxy Statement to all of its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of PALFED shall recommend (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board) to its stockholders the approval of this Agreement, and (iv) the Board of Directors and officers of PALFED shall use their reasonable efforts to obtain such stockholders' approval (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board).

         8.2 Nasdaq/NMS Listing. Regions shall file with the NASD a notification for the listing on the Nasdaq/NMS relating to the proposed issuance of the shares of Regions Common Stock to be issued to the holders of PALFED Common Stock pursuant to the Merger.

         8.3 Applications. As soon as reasonably practicable after execution of this Agreement, Regions shall prepare and file, and PALFED shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Regions shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications.

         8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions applicable to such Party referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.5    Investigation and Confidentiality.

                (a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unreasonably with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

                (c) PALFED shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an acquisition transaction with PALFED to preserve the confidentiality of the information relating to PALFED provided to such parties.

         8.6 Press Releases. Prior to the Effective Time, PALFED and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel advises as necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         8.7 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no PALFED Company nor any Affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by any PALFED Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of PALFED's Board of Directors as advised in writing by counsel to such Board of Directors, no PALFED Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but PALFED may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. PALFED shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. PALFED shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

         8.8 Tax Matters. The Parties agree to use their reasonable efforts to obtain written opinions of Alston & Bird LLP to the effect that
(i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of PALFED Common Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of PALFED with respect to such exchange (except to the extent of any cash received), (iii) the exchange or conversion by the holders of PALFED Options with respect to Regions Common Stock, as contemplated by
Section 3.6 of this Agreement, will not give rise to any gain or loss to such holder with respect to such exchange; and (iv) each of PALFED and Regions will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code ("Tax Opinions"). In rendering such Tax Opinions, counsel shall be entitled to rely upon representations of officers of PALFED and Regions reasonably satisfactory in form and substance to such counsel. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for Federal income tax purposes.

         8.9 Agreement of Affiliates. PALFED has disclosed in Section 0.9 of the PALFED Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of PALFED for purposes of Rule 145 under the 1933 Act. PALFED shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time a written agreement, substantially in the form of Exhibit 30, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of PALFED Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions and PALFED have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Regions Common Stock issued to such affiliates of PALFED in exchange for shares of PALFED Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and PALFED have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.9 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of PALFED pursuant to this Agreement to enforce the provisions of this Section 8.9). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

         8.10 Employee Benefits and Contracts. Following the Effective Time, Regions shall provide generally to officers and employees of the PALFED Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.10), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of PALFED should be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of PALFED shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of PALFED shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause PALFED and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 0.10 of the PALFED Disclosure Memorandum to Regions between any PALFED Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the PALFED Benefit Plans.

         8.11   Indemnification.

                (a) Subject to the conditions set forth in paragraph (b) below, for a period of six (6) years after the Effective Time, Regions shall indemnify, defend, and hold harmless each person entitled to indemnification from a PALFED Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted by South Carolina Law and PALFED's Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by PALFED is required to effectuate any indemnification, Regions shall cause PALFED to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

                (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) above, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time),
(i) Regions or PALFED shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or PALFED elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Regions or PALFED and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or PALFED shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that PALFED shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

         8.12 State Takeover Laws. Each PALFED Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, including those laws contained in Title 35, Article 2 of the South Carolina Code.

         8.13 Articles of Incorporation Provisions. Each PALFED Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any PALFED Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any PALFED Company that may be directly or indirectly acquired or controlled by it.


                                  ARTICLE NINE
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

                (a) Stockholder Approval. The stockholders of PALFED shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

                (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

                (c) Consents and Approvals. Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

                (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

                (f) Nasdaq/NMS Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq/NMS.

                (g) Tax Matters. Each Party shall have received a copy of the Tax Opinions referred to in Section 8.8 of this Agreement. Each Party shall have delivered to the other a Certificate, dated as of the date of the Tax Opinion, signed by its duly authorized officers, to the effect that, to the best Knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented to the legal counsel delivering the Tax Opinions were at the date of such presentation, true, correct, and complete, and are on the date of such Certificate, to the extent contemplated by the presentation, true, correct, and complete, as though such presentation had been made on the date of such Certificate.

         9.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

                (a)     Representations and Warranties.  For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of PALFED set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of PALFED set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of PALFED set forth in Sections 5.17, 5.18, and 5.19 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of PALFED set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17, 5.18, and 5.19) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on PALFED; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of PALFED to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied.

                (c)     Certificates.  PALFED shall have delivered to Regions
(i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by PALFED's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

                (d) Claims Letters. Each of the directors and executive officers of PALFED shall have executed and delivered to Regions letters in substantially the form of Exhibit 4 to this Agreement.

                (e) Legal Opinion. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to PALFED, in substantially the form of Exhibit 5 to this Agreement.

                (f) Affiliate Agreements. Regions shall have received from each affiliate of PALFED the affiliates agreement referred to in Section
8.9 of this Agreement.

                (g) Pooling Treatment. PALFED shall not have taken any action that would prevent the Merger from qualifying for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

         9.3 Conditions to Obligations of PALFED. The obligations of PALFED to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PALFED pursuant to Section 11.6(b) of this Agreement:

                (a)     Representations and Warranties.  For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Regions set forth in Section 6.10 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.10) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

                (c)     Certificates.  Regions shall have delivered to PALFED
(i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, as appropriate, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PALFED and its counsel shall request.

                (d) Fairness Opinion. PALFED shall have received a letter from Sterne, Agee & Leach, Inc. or another financial adviser selected by PALFED dated not more than five (5) days prior to the date of the Proxy Statement to the effect that in the opinion of such firm, the Exchange Ratio is fair to the stockholders of PALFED from a financial point of view.

                (e) Legal Opinion. PALFED shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of Exhibit 6 to this Agreement.


                                   ARTICLE TEN
                                   TERMINATION

         10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of PALFED, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of PALFED; or

                (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of PALFED and Section 9.3(a) in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of PALFED and Section 9.3(a) of this Agreement in the case of Regions; or

                (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of PALFED and Section 9.3(a) in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

                (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of PALFED fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the Laws of the State of South Carolina at the PALFED Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

                (e) By the Board of Directors of PALFED or by the Board of Directors of Regions in the event that the Merger shall not have been consummated by April 30, 1998, in each case only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of PALFED and Section 9.3(a) in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement as the date after which such Party may terminate this Agreement; or

                (g) By the Board of Directors of PALFED, if it determines by a vote of a majority of the members of its entire Board, at any time during the five business-day period commencing on the day immediately following the Determination Date, if the Average Closing Price shall be less than $30.00; subject, however, to the following three sentences. If PALFED refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to Regions; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned five business-day period. During the three business-day period commencing with its receipt of such notice, Regions shall have the option to elect to increase the Exchange Ratio to equal the quotient obtained by dividing (1) the product of $30.00 and the Exchange Ratio (as then in effect) by (2) the Average Closing Price. If Regions makes an election contemplated by the preceding sentence, within such three business-day period, it shall give prompt written notice to PALFED of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(g).

         For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

                "Average Closing Price" shall mean the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq/NMS ending at the close of trading on the Determination Date.

                "Determination Date" shall mean the seventh full trading day immediately preceding the date of the anticipated Closing.

         10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this
Section 10.2 and Article Eleven and Section 8.5(b) of this Agreement shall survive any such termination, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. Each of the Support Agreements shall be governed by its own terms as to its termination.

         10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this
Section 10.3 and Articles Two, Three, Four, and Eleven and Sections 8.9, and
8.11 of this Agreement.


                                 ARTICLE ELEVEN
                                  MISCELLANEOUS

         11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

         "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

         "Affiliate" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

         "Agreement" shall mean this Agreement and Plan of Merger, including each of the Support Agreements and the other Exhibits delivered pursuant hereto and incorporated herein by reference.

         "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

         "Business Combination" shall mean an acquisition of, merger or combination with, share exchange involving any class of voting stock of, sale of more than fifty percent (50%) of the consolidated assets by, or other business combination involving, or tender offer for or sale or issuance of any equity securities involving an acquisition by a third-party of more than fifty percent (50%) of the voting stock of, PALFED, other than the formation of a newly organized holding company for PALFED in which the shares of PALFED Common Stock are exchanged for shares of the holding company on a basis that does not cause the respective beneficial interests of each stockholder to change or transactions with a Regions Company.

         "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

         "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

         "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

         "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

         "DGCL" shall mean the Delaware General Corporation Law.

         "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

         "Environmental Laws" shall mean all Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Plan" shall have the meaning provided in Section 5.12 of this Agreement.

         "Exchange Agent" shall have the meaning provided in Section 4.1 of this Agreement.

         "Exchange Ratio" shall have the meaning provided in Section 3.1(c) of this Agreement.

         "Exhibits" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

         "FDIC" shall mean the Federal Deposit Insurance Corporation.

         "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

         "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state, or local Law.

         "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

         "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel (not including outside counsel), any assistant or deputy general counsel, or any senior or executive vice president of such Person.

         "Law" shall mean any code, law, ordinance, regulation, reporting, or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including, without limitation, those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

         "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including, without limitation, costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

         "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

         "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, is likely to have a Material adverse impact on (i) the financial position, business, results of operations or prospects of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, savings associations, and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

         "Merger" shall mean the merger of PALFED with and into Regions referred to in Section 1.1 of this Agreement.

         "NASD" shall mean the National Association of Securities Dealers,
Inc.

         "Nasdaq/NMS" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

         "1933 Act" shall mean the Securities Act of 1933, as amended.

         "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "PALFED Benefit Plans" shall have the meaning set forth in Section
5.13 of this Agreement.

         "PALFED Common Stock" shall mean the $1.00 par value common stock of PALFED.

         "PALFED Companies" shall mean, collectively, PALFED and all PALFED Subsidiaries.

         "PALFED Disclosure Memorandum" shall mean the written information entitled "PALFED Disclosure Memorandum" delivered prior to the date of this Agreement, to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

         "PALFED Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of PALFED as of June 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1997, and for each of the three fiscal years ended December 31, 1996, 1995, and 1994, included in the PALFED Disclosure Memorandum, and (ii) the consolidated balance sheets of PALFED (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to June 30, 1997.

         "PALFED Preferred Stock" shall mean the no par value preferred stock of PALFED.

         "PALFED Stock Plans" shall mean the stock plans of PALFED listed in
Section 5.13 of the PALFED Disclosure Memorandum.

         "PALFED Subsidiaries" shall mean the Subsidiaries of PALFED, which shall include the PALFED Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of PALFED in the future and owned by PALFED at the Effective Time.

         "Palmetto Federal" shall mean Palmetto Federal Savings Bank of South Carolina, a federal stock savings bank and wholly-owned subsidiary of PALFED.

         "Participation Facility" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

         "Party" shall mean either PALFED or Regions and "Parties" shall mean both PALFED and Regions.

         "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

         "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "Proxy Statement" shall mean the proxy statement used by PALFED to solicit the approval of its stockholders of the transactions contemplated by this Agreement and shall include the prospectus of Regions relating to the shares of Regions Common Stock to be issued to the stockholders of PALFED.

         "Regions Common Stock" shall mean the $.625 par value common stock of Regions.

         "Regions Companies" shall mean, collectively, Regions and all Regions Subsidiaries.

         "Regions Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of June 30, 1997, and the restated consolidated statements of condition (including related notes and schedules, if any) of Regions as of December 31, 1996 and 1995, the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended June 30, 1997 and the related restated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995, and 1994, as filed by Regions in SEC Documents and reflecting the acquisition of First National Bancorp accounted for as a pooling of interests and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1997.

         "Regions Subsidiaries" shall mean the Subsidiaries of Regions.

         "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by Regions under the 1933 Act in connection with the transactions contemplated by this Agreement.

         "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

         "SCBCA" shall mean the South Carolina Business Corporation Act.

         "SEC" shall mean the United States Securities and Exchange
Commission.

         "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

         "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "South Carolina Code" shall mean the Code of Laws of South Carolina, 1976.

         "Stock Option Agreement" shall mean the Stock Option Agreement of even date herewith issued to Regions by PALFED, substantially in the form of
Exhibit 1.

         "Stockholders' Meeting" shall mean the meeting of the stockholders of PALFED to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

         "Subsidiary" or collectively "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

         "Support Agreements" shall mean the various Support Agreements, each in substantially the form of Exhibit 2.

         "Surviving Corporation" shall mean Regions as the surviving corporation resulting from the Merger.

         "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, of any nature whatsoever, including interest, penalties, and additions imposed thereon or with respect thereto.

         11.2   Expenses.

                (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

                (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

         11.3 Brokers and Finders. Except for Sterne, Agee & Leach, Inc. as to PALFED, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by PALFED or Regions, each of PALFED and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to, or shall, confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.9 and 8.11 of this Agreement.

         11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of PALFED Common Stock, there shall be made no amendment decreasing the consideration to be received by PALFED stockholders without the further approval of such stockholders.

         11.6   Waivers.

                (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PALFED, to waive or extend the time for the compliance or fulfillment by PALFED of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

                (b) Prior to or at the Effective Time, PALFED, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PALFED under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PALFED.

         11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

         11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

         PALFED:           PALFED, Inc.
                           Post Office Box 1116
                           Aiken, South Carolina  29802
                           Telecopy Number: (803) 642-6657

                           Attention:  John C. Troutman
                                       President and Chief Executive Officer

         Copy to Counsel:  SUTHERLAND, ASBILL & BRENNAN LLP
                           999 Peachtree Street, N.E.
                           Atlanta, Georgia  30309-3996
                           Telecopy Number: (404) 853-8806

                           Attention:  Charles M. Flickinger

         Regions:          REGIONS FINANCIAL CORPORATION
                           417 North 20th Street
                           Birmingham, Alabama  35203
                           Telecopy Number:  (205) 326-7571

                           Attention:  Richard D. Horsley
                                       Vice Chairman and Executive Financial
                                       Officer

         Copy to Counsel:  REGIONS FINANCIAL CORPORATION
                           417 North 20th Street
                           Birmingham, Alabama  35203
                           Telecopy Number:  (205) 326-7099

                           Attention:  Samuel E. Upchurch, Jr.
                                       General Counsel and Corporate
                                       Secretary

         11.9 Governing Law. Except to the extent the laws of the State of South Carolina apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

         11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                           PALFED, INC.



By:/s/ Howard M. Hickey, Jr.      By: /s/ John C. Troutman
   --------------------------         --------------------
   Howard M. Hickey, Jr.              John C. Troutman
   Secretary                          President and Chief Executive Officer



[CORPORATE SEAL]


ATTEST:                           REGIONS FINANCIAL CORPORATION



By: /s/ Samuel E. Upchurch, Jr.   By: /s/ William E. Jordan
    --------------------------        ---------------------
    Samuel E. Upchurch, Jr.             William E. Jordan
    Corporate Secretary                 Regional President


[CORPORATE SEAL]
                                         -45-